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                                                                     EXHIBIT 20

                         FITZGERALDS GAMING CORPORATION

                               301 FREMONT STREET
                             LAS VEGAS, NEVADA 89101


                           SOLICITATION OF CONSENTS OF
                                   HOLDERS OF
                        13% SENIOR SECURED NOTES DUE 2002
                            WITH CONTINGENT INTEREST,
                                   HOLDERS OF
                         13% PRIORITY SECURED NOTES DUE
                                DECEMBER 31, 1998
                                       AND
                                   HOLDERS OF
                                    WARRANTS



                                 August 4, 1997

To:     Holders of 13% Senior Secured Notes
        due 2002 With Contingent Interest,

        Holders of 13% Priority Secured Notes
        due December 31, 1998, and

        Holders of Warrants:

        This Consent Solicitation Statement (this "Consent Solicitation") is being furnished by the Board of Directors of Fitzgeralds Gaming Corporation (the "Company") to (i) the registered holders (the "Senior Holders") of the Company's 13% Senior Secured Notes due 2002 With Contingent Interest (the "Senior Notes"),
(ii) the registered holders (the "Priority Holders") of the Company's 13% Priority Secured Notes due December 31, 1998 (the "Priority Notes") and (iii) the registered holders (the "Warrant Holders" and collectively with the Senior Holders and the Priority Holders, the "Holders") of the Company's Warrants (the "Warrants") issued pursuant to the Warrant Agreement dated as of December 19, 1995 (the "Warrant Agreement").

        Through this Consent Solicitation the Company is seeking (i) the consent of the Senior Holders to certain amendments to the Indenture dated as of December 19, 1995, as amended by the First Supplemental Indenture dated as of December 30, 1996 (collectively, the "Indenture"), among the Company, as Issuer of the Senior Notes, Fitzgeralds South, Inc., Fitzgeralds Reno, Inc. ("FRI"), Fitzgeralds Incorporated, Fitzgeralds Las Vegas, Inc., Fitzgeralds Fremont Experience Corporation, Fitzgeralds Mississippi, Inc. (formerly named Polk Landing Entertainment Corporation), and Fitzgeralds Black Hawk, Inc. ("FBH"), as Subsidiary Guarantors, and Bank of New York Western Trust Company (successor to Wells Fargo Bank, N.A.), as Trustee, and to conforming amendments to the Senior Notes and the Note Documents, as necessary (collectively, the "Indenture Amendments"), (ii) the consent of the Priority Holders, under the Note Purchase Agreement dated as of December 30, 1996 (the "Note Purchase Agreement") among the Company, as Issuer of the Priority Notes, the Subsidiary Guarantors, and the Priority Holders, to the Indenture Amendments and to conforming amendments to the Priority Notes and the Priority Notes Documents (as defined in the Note Purchase Agreement), as necessary, (iii) the consent of the Warrant Holders to certain amendments to the Warrant Agreement (the "Warrant Amendments" and collectively with the Indenture Amendments, the "Amendments"), and (iv) the waiver by the Senior Holders and the


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August 4, 1997
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Priority Holders of certain events of default under the Indenture and the Note
Purchase Agreement (the "Waivers"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Indenture.

                  I. SUMMARY OF PROPOSED AMENDMENTS AND WAIVERS

        The proposed Amendments and Waivers relate to (i) the exercise of the option to acquire the remaining 78% equity interest in 101 Main Street Limited Liability Company, a Colorado limited liability company ("Main Street"), the entity which owns the casino in Black Hawk, Colorado known as "Fitzgeralds Black Hawk" and the related financing of this acquisition (the "Black Hawk Financing"); (ii) the restructuring of the principal indebtedness encumbering the casino and hotel in Reno, Nevada known as "Fitzgeralds Reno," which includes the waiver of past defaults, a reduction in monthly interest payments and the grant of a security interest in an adjacent parcel which will become an integral part of Fitzgeralds Reno (the "Fitzgeralds Reno Debt Restructuring"); and (iii) a one-year extension of the period for consummation of a Qualified Public Offering (a "QPO") or a Qualified Public Company Merger (a "QPCM") and corresponding changes affecting Base Contingent Interest and the extension of the redemption period of the Warrants, for which the Company would agree to a one-year extension of the exercise period for the Warrants (collectively, the "Extension of the Cut-Off Period").

        The following is a summary of the proposed Amendments and Waivers, each of which will require the consent of a majority in interest of the applicable Holders.

A.      The Black Hawk Financing

        Main Street will be the primary obligor under the Black Hawk Financing. FBH is the current owner of the 22% interest in Main Street and the manager of Fitzgeralds Black Hawk. FBH is a Subsidiary Guarantor of the Senior Notes and the Priority Notes, and the termination of this guarantee might require the consent of all Senior Holders and Priority Holders. However, the terms of the Black Hawk Financing require that the obligations of Main Street be guaranteed by an entity which owns Main Street but is not a Subsidiary Guarantor (i.e., has not guaranteed the Senior Notes and the Priority Notes). To satisfy such requirements, Fitzgeralds Black Hawk, Inc. II ("FBHII") will be formed as a subsidiary of FBH and FBHII will guarantee the Black Hawk Financing (the "FBHII Guarantee"). Upon the receipt by FBHII of all necessary regulatory approvals, FBH will assign its option to acquire the remaining 78% equity interest in Main Street and contribute its 22% interest in Main Street and its interest in the Management Agreement between FBH and Main Street (the "Management Agreement") to FBHII, which will assume the rights and obligations of FBH under the Management Agreement and which will acquire the remaining 78% equity interest in Main Street.

        The proposed Black Hawk Financing, which is discussed further below, will require the following amendments to the Indenture (the "Black Hawk Financing Amendments"):

    - The definition of Fitzgeralds Black Hawk will be amended to provide that the term only refers to the Fitzgeralds Black Hawk Casino through the consummation of the Black Hawk Financing. Absent this change, Main Street would have to be a Restricted Subsidiary pursuant to the provisions of Section 1019(c)(ii) of the Indenture and a Subsidiary Guarantor pursuant to the provisions of Section 1019(b) of the Indenture.


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    -   The definitions of Restricted Subsidiary and Unrestricted Subsidiary
        will be amended to provide that Main Street, upon the consummation of the Black Hawk Financing, will be an Unrestricted Subsidiary and not a Restricted Subsidiary which would be required to be a Subsidiary Guarantor (and guarantee the Senior Notes and the Priority Notes).

    - As currently defined, Indebtedness of a Restricted Subsidiary guaranteed by another Restricted Subsidiary or the guarantee of the other Restricted Subsidiary does not qualify as Non-Recourse Indebtedness; therefore, the Black Hawk Financing would not qualify as Permitted Black Hawk Indebtedness. To remedy this, the definitions of Non-Recourse Indebtedness and Permitted Black Hawk Indebtedness will be amended to provide that the FBHII Guarantee qualifies as Non-Recourse Indebtedness and Permitted Black Hawk Indebtedness.

    - The definition of Significant Restricted Subsidiary will be amended to provide that FBHII, although a Restricted Subsidiary, will not become a Significant Restricted Subsidiary. Absent this change, FBHII would have to be a Subsidiary Guarantor pursuant to Section 1019(b) of the Indenture and, pursuant to the terms of the Black Hawk Financing, FBHII cannot be a Subsidiary Guarantor.

    - Section 1012(e) currently provides that the Company and Subsidiary Guarantors may incur Permitted Black Hawk Indebtedness. However, FBHII, although a Restricted Subsidiary, will not be a Subsidiary Guarantor. Accordingly, Section 1012(e) will be amended to enable a Restricted Subsidiary which is not a Subsidiary Guarantor, such as FBHII, to incur Permitted Black Hawk Indebtedness.

    - The definition of Excluded Assets will be amended to include the assets of FBHII (which will become the owner of the assets owned by FBH). With this change, such assets would not collateralize the Senior Notes and the Priority Notes.

    - Section 1017 currently limits the ability of to incur Liens other than Permitted Liens. The definition of Permitted Liens will be amended to enable FBHII to pledge its assets, as required in connection with the Black Hawk Financing.

    - Section 1014 limits the imposition of restrictions on the ability of a Restricted Subsidiary to pay dividends or make other payments to another Restricted Subsidiary or the Company. The Indenture governing the Black Hawk Financing will contain a "Restricted Payments" covenant which applies to FBH-II as a Restricted Subsidiary and, therefore, would violate Section 1014 absent an amendment exempting FBH-II.

B.      The Fitzgeralds Reno Debt Restructuring

        The Fitzgeralds Reno Debt Restructuring involves the restructuring of the principal indebtedness encumbering Fitzgeralds Reno, the waiver of past events of default and the grant by FRI to its present secured creditors (the "FRI Creditors") of a security interest in a currently unencumbered one-acre parcel (the "El Fitz") which is adjacent to and has become an integral part of Fitzgeralds Reno. As discussed further, the Fitzgeralds Reno Debt Restructuring will require the


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August 4, 1997
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following waivers under the Indenture and the Note Purchase Agreement and the following amendment to the Indenture (the "FRI Waivers and Amendments"):

        - Waivers are being sought of those past events of default under the Indenture and the Note Purchase Agreement previously disclosed in a letter to the Senior Holders and the Priority Holders dated June 3, 1997 (the "June 3 Letter") and that arising from the inadvertent failure of the Company to designate the El Fitz as either an Excluded Asset or as Collateral under the Indenture.

        - The definition of Excluded Assets in the Indenture will be amended to provide that the El Fitz is an Excluded Asset and is not Collateral under the Indenture. Absent this change and the change discussed below with respect to the definition of Permitted Liens, FRI would not be able to grant the security interest in the El Fitz required pursuant to the Fitzgeralds Reno Debt Restructuring, and the El Fitz would have to be additional Collateral for the Senior Notes and the Priority Notes.

        - FRI is a Restricted Subsidiary, and Section 1017 currently limits the ability of to incur Liens other than Permitted Liens. The definition of Permitted Liens will be amended to include the security interest to be granted in the El Fitz pursuant to the Fitzgeralds Reno Debt Restructuring.


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C.      The Extension of the Cut-Off Period


        The proposed Extension of the Cut-Off Period, including corresponding changes affecting Base Contingent Interest, the extension of the period to redeem the Warrants and the extension of the period to exercise the Warrants will require the following amendments to the Indenture and the Warrant Agreement (the "Cut-Off Period Extension Amendments"):

        - The definition of Commencement Date will be amended to provide that the term only refers to the date upon which the Senior Notes begin to bear Contingent Interest, December 31, 1997. The term "Cut-Off Date," defined as December 31, 1998, shall be added as a new definition to the Indenture in order to provide, in conjunction with the change to Section 301 of the Indenture discussed below, that the consummation of a QPO or a QPCM on or before the Cut-Off Date will terminate the obligation of the Company to pay Contingent Interest thereafter. Absent these changes and the changes discussed below, the Company could consummate a QPO or QPCM during 1998 and be obligated to continue paying Contingent Interest after the consummation of such a transaction.

        - Section 301 will be amended to provide that the consummation of a QPO or a QPCM on or before the Cut-Off Date will terminate any future right of the Senior Notes to bear Contingent Interest.

        - The definition of Base Contingent Interest in the Indenture will be amended to reduce the percentage of EBITDA payable as Base Contingent Interest during 1998, from 25% thereof to .0001%, thereby virtually eliminating any Contingent Interest for 1998.

        - A definition will be added of the term "Rate" in order to clarify that the term is only used with respect to, and only applies to, the 13% "coupon" on the Senior Notes and not to the Senior Notes' participation, if any, in the Company's EBITDA, designated as Contingent Interest. This is consistent with the use of the undefined term "rate" within the Indenture.

        - Section 6(b) of the Warrant Agreement will be amended to extend the Final Separation Date to December 31, 1998, thereby providing an additional one-year period during which the Company may redeem and cancel the Restricted Note Warrants and the Restricted Preferred Stock Warrants, subject to the consummation of a QPO or QPCM on or before the Final Separation Date (and, in the case of the Preferred Stock Warrants, the redemption of the Preferred Stock).

        - Section 8(a) of the Warrant Agreement will be amended to extend the exercise period of all the Warrants for one additional year, to December 19, 1999.


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August 4, 1997
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                                 II. DISCUSSION

A.      Fitzgeralds Black Hawk Option and Financing.

        In October 1994, FBH entered into the Membership Purchase Agreement dated October 21, 1994 (the "MPA") with Main Street. (The equity interests of limited liability companies are considered memberships and a membership purchase agreement for a limited liability company is analogous to a stock purchase agreement for a corporation.) Pursuant to the MPA, FBH purchased a 22% membership interest in Main Street and received an option to purchase the remaining 78%, which FBH has exercised at a purchase price, determined by a formula set forth in the MPA, which the Company believes is below the market value of the remaining interest. Accordingly, the Board believes that the acquisition of the remaining 78% is in the best interests of FBH and the Company. The Company has arranged for financing, as described below, in order to acquire the remaining interest in Main Street.

        The Company has entered into a Letter Agreement with Jefferies & Company, Inc. ("Jefferies") dated July 17, 1997, pursuant to which the Company has engaged Jefferies to act as exclusive financial advisor to the Company in connection with the issuance and sale of approximately $38.0 million in debt securities in connection with the acquisition of the remaining interest in Main Street. As proposed, the Black Hawk Financing will be structured such that: (i) Main Street will be the primary obligor under the Black Hawk Financing and (ii) FBHII will provide the FBHII Guarantee. The Black Hawk Financing will also provide that, upon receipt of all necessary regulatory approvals relating to FBHII, FBH will assign its option to acquire the remaining 78% equity interest in Main Street and contribute its 22% interest in Main Street and its interest in the Management Agreement to FBHII. As a result, upon exercise of the option, FBHII will own all of Main Street and will assume the rights and obligations of FBH under the Management Agreement. FBHII will not be a Subsidiary Guarantor of the Senior Notes or the Priority Notes.

        Main Street's obligations under the Black Hawk Financing will be collateralized by all the assets of Main Street, consisting principally of Fitzgeralds Black Hawk, and by the membership interests in Main Street, representing 100% of the membership interests upon the consummation of the Black Hawk Financing. The FBHII Guarantee will be collateralized by the FBHII assets. As discussed below, the Black Hawk Financing, as presently proposed, will require certain amendments to the Indenture.

        At the time the Indenture was entered into, it was contemplated that FBH would acquire the remaining interest in Main Street. Accordingly, the Indenture provided for Permitted Black Hawk Indebtedness, which generally would allow the incurrence of Indebtedness for the acquisition of the remaining interest in Main Street as long as the Indebtedness was either (a) Pari Passu Indebtedness or Subordinated Indebtedness or (b) Non-Recourse Indebtedness of a Subsidiary Guarantor, "in each case in respect of the purchase price payable by the Company to acquire membership interests in Main Street."

        However, as presently structured, upon the acquisition of the remaining interests in Main Street, the provisions of Section 1019(c)(ii) of the Indenture would cause Main Street to be designated a Restricted Subsidiary and Section 1019(b) would cause Main Street to be a Subsidiary Guarantor. As a result, the FBHII Guarantee would be guaranteeing the Indebtedness of a Restricted Subsidiary and would not qualify as Non-Recourse


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Indebtedness and Permitted Black Hawk Indebtedness. Similarly, a Restricted
Subsidiary's obligations, those of Main Street under the Black Hawk Financing, would be supported by a guarantee of a Restricted Subsidiary, FBHII, and therefore would not qualify as Non-Recourse Indebtedness and Permitted Black Hawk Indebtedness. Accordingly, the Board proposes amending the definitions of
(i) Fitzgeralds Black Hawk, so that Main Street will not become a Restricted Subsidiary upon the acquisition of the remaining membership interests; and (ii) Restricted Subsidiary and Unrestricted Subsidiary, to provide that Main Street, upon the consummation of the Black Hawk Financing, will become an Unrestricted Subsidiary and not a Restricted Subsidiary. Similarly, the Board proposes amending the definitions of Non-Recourse Indebtedness and Permitted Black Hawk Indebtedness (i) to insure that the FBHII Guarantee constitutes Non-Recourse Indebtedness and Permitted Black Hawk Indebtedness; (ii) to avoid any interpretative issues arising from the fact that the option will be exercised, and the purchase price paid, by FBHII, which will hold the option by assignment from FBH, and not by the Company; and (iii) to confirm that the Black Hawk Financing is Permitted Black Hawk Indebtedness.

        Further, Section 1012(e), which sets forth the debt incurrence exemption for Permitted Black Hawk Indebtedness, applies by its terms only to Subsidiary Guarantors. Accordingly, Section 1012(e) must be amended to allow for Permitted Black Hawk Indebtedness to be incurred by FBHII, which will be a Restricted Subsidiary but not a Subsidiary Guarantor (since it will not, and can not, by the terms of the Black Hawk Financing, guarantee the Senior Notes and the Priority Notes). Additionally, Section 1014 limits the imposition of restrictions on the ability of a Restricted Subsidiary to pay dividends or make other payments to another Restricted Subsidiary or the Company. The Indenture governing the Black Hawk Financing will contain a "Restricted Payments" covenant which applies to FBH-II as a Restricted Subsidiary and, therefore, would violate
Section 1014 absent an amendment exempting FBH-II. Accordingly, Section 1014 must be amended to exempt FBH-II from its limitations.

B.      Fitzgeralds Reno Debt Restructuring

        As previously disclosed in the June 3 Letter (a copy of which is attached as an exhibit hereto), it had come to the Company's attention that certain events of default may have existed under the Note Purchase Agreement, and therefore under the Indenture. These arose from the failure of the Company to disclose certain defaults with respect to certain Indebtedness of FRI. Recently, the Company reached agreement with the FRI Creditors for the restructuring of this Indebtedness. In addition to curing the past defaults, the Company was able to reduce the monthly installments payable with respect to such Indebtedness (from $250,000 per month to $150,000 per month through the end of 1997 and to $200,000 per month thereafter). As a result, the circumstances giving rise to the events of default are no longer continuing. The Fitzgeralds Reno Debt Restructuring qualifies as Refinancing Indebtedness under the Indenture, except as discussed below with respect to the grant of a security interest in the El Fitz, and no amendments to the Indenture (or the Note Purchase Agreement) are required, other than those discussed below to treat the El Fitz as an Excluded Asset and enable FRI to grant a security interest in the El Fitz in favor of the FRI Creditors.

        As a part of the resolution of these issues and the reduction in the monthly installments payable, FRI was required to pledge the El Fitz as additional collateral for the FRI Indebtedness. At the time the Indenture was entered into, the Company inadvertently failed to designate the El Fitz, which is approximately one acre, located adjacent to Fitzgeralds Reno and intended to be used for


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August 4, 1997
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and incorporated into Fitzgeralds Reno, as either an Excluded Asset or as
Collateral for the Senior Notes. This inadvertent failure has given rise to an event of default under the Indenture and the Note Purchase Agreement.

        Section 5.13 of the Indenture provides that the Senior Holders may waive the events of default noted above with respect to the Indenture with the consent of Holders of a majority in aggregate principal amount of the outstanding Senior Notes. Similarly, Section 9 of the Note Purchase Agreement provides that the Priority Holders may waive the events of default noted above with respect to the Note Purchase Agreement with the consent of Holders of a majority in aggregate principal amount of the outstanding Priority Notes. In addition to requesting a waiver of these events of default, the Board hereby requests the consent of the Senior Holders to amendments to the definitions of (i) Excluded Assets to clarify that the El Fitz is an Excluded Asset and therefore would not be Collateral with respect to the Senior Notes and the Priority Notes; and (ii) Permitted Liens, to allow a security interest in the El Fitz to be granted to the FRI Creditors pursuant to the Fitzgeralds Reno Debt Restructuring.

C.      Extension of Cut-Off Period for QPO and QPCM

        1.      Contingent Interest

        The Indenture currently provides that the Holders of the Senior Notes will be entitled to share in the Company's EBITDA (with such participation being designated as "Base Contingent Interest"), commencing December 31, 1997 (the "Commencement Date"), in the event that neither a QPO nor a QPCM has been consummated on or before December 31, 1997. This provision with respect to Base Contingent Interest provided additional compensation to the Senior Holders if they were not afforded the additional liquidity and risk reduction arising from a QPO or QPCM, and provided an incentive for the Company to consider and consummate either a QPO or a QPCM by the end of 1997, assuming that market and industry conditions were favorable, and thereby terminate the Company's obligation to pay Contingent Interest. However, certain market and other factors, such as the performance of gaming stocks in relation to the overall markets, competition in the gaming industry and competitive factors in the Company's markets, the Company's limited financial resources and the need to complete and assess the effects of the recent expansion of certain of the Company's facilities, have, until recently, been unfavorable to such transactions. Accordingly, although the Company is currently considering a QPCM, no assurance can be given that it will be consummated. Moreover, the Board does not believe that any such transaction could be consummated by December 31, 1997, due to the time required to obtain the necessary regulatory approvals, among other things. The Board believes that maintaining the current obligation to accrue Contingent Interest commencing January 1, 1998 would make the Company a less attractive candidate for a QPO or a QPCM and that it should be afforded at least an additional year to compensate for the unfavorable factors discussed above. Therefore, the Board is proposing amendments to revise the calculation of Base Contingent Interest during 1998 and to add the term "Cut-Off Date," defined as December 31, 1998, to provide (in conjunction with an amendment to Section 301 of the Indenture discussed below) that the consummation of a QPO or a QPCM on or before the Cut-Off Date will terminate the obligation of the Company to pay Contingent Interest thereafter.

        The Indenture currently provides that Base Contingent Interest begins accruing on December 31, 1997 (provided that no QPO or QPCM has been consummated by such date) in an aggregate amount equal to 25% of the Company's EBITDA (subject to adjustment based upon the percentage


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August 4, 1997
Page 9


of Senior Notes outstanding). The Board proposes amending the definition of Base Contingent Interest, in order to reduce the percentage of EBITDA payable as Base Contingent Interest during 1998, from 25% thereof to .0001%, thereby virtually eliminating any Contingent Interest for 1998.

        In addition, Section 301 will be amended to provide that the consummation of a QPO or a QPCM on or before the Cut-Off Date will terminate any future right of the Senior Notes to bear Contingent Interest. Further, the Board believes that it is appropriate to amend the definition of Commencement Date to provide that the term only refers to the date upon which the Senior Notes begin to bear Contingent Interest, December 31, 1997, and to add a new defined term, "Rate," in order to clarify that the term is only used with respect to, and only applies to, the 13% "coupon" on the Senior Notes and not to the participation, if any, in the Company's EBITDA designated as Contingent Interest. This is consistent with the use of the undefined term "rate" within the Indenture.

        2.      Extension of Final Separation Date and Exercise Period for
                Warrants

        The Warrant Agreement currently provides that the Warrants are exercisable until December 19, 1998 and that the Final Separation Date (as defined in the Warrant Agreement) is December 31, 1997. If either a QPO or QPCM has been consummated by the Final Separation Date, then all the Restricted Note Warrants (as defined in the Warrant Agreement) will be automatically canceled. Similarly, if either a QPO or QPCM has been consummated by the Final Separation Date, the Company may redeem Restricted Preferred Stock Warrants (as defined in the Warrant Agreement) based on a formula which gives effect to the redemption of the Preferred Stock. Allowing the Company to redeem or cancel the Restricted Note Warrants and Restricted Preferred Stock Warrants, together with the provisions in the Indenture providing that Contingent Interest does not accrue if a QPO or QPCM is consummated by the Cut-Off Date, make the Company a more attractive candidate for a QPO or QPCM and provides a continuing incentive to the Company to consummate such a transaction.

        To date, the Company has been unable to consummate a QPO or a QPCM and, as noted, regulatory considerations make it impossible to complete such a transaction before the Final Separation Date as currently defined (i.e., December 31, 1997) even if it were otherwise feasible. Accordingly, in order to maintain the incentives for the Company to consummate a QPO or QPCM by preserving the Company's ability to redeem or cancel the Restricted Note Warrants and the Restricted Preferred Stock Warrants, the Board is proposing certain amendments to the Warrant Agreement in order to extend the Final Separation Date with respect to the Restricted Note Warrants and the Restricted Preferred Stock Warrants from December 31, 1997 to December 31, 1998. This extension, together with the proposed changes virtually eliminating Contingent Interest during 1998, provides the Company with an incentive to consummate a QPO or QPCM on or before December 31, 1998. Additionally, as part of these amendments and in order to benefit the Warrant Holders, the Warrant Agreement would also be amended to extend the period during which all the Warrants are exercisable from December 19, 1998 to December 19, 1999.

D.      Required Approval

        Each of the Indenture and the Note Purchase Agreement requires that Holders of a majority in aggregate principal amount of the outstanding Senior Notes and Priority Notes, respectively, consent to the Black Hawk Financing Amendments and the FRI Waivers and Amendments in order for them to become effective (collectively, the "Black Hawk and FRI Consents"). Similarly, each of


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August 4, 1997
Page 10


the Indenture, the Note Purchase Agreement and the Warrant Agreement requires that Holders of a majority in aggregate principal amount of the outstanding Senior Notes, Priority Notes and Warrants, respectively, consent to the Cut-Off Period Extension Amendments in order for them to become effective (the "Extension of the Cut-Off Period Consents"). The Black Hawk and FRI Consents and the Extension of the Cut-Off Period Consents are not contingent upon each other, and accordingly, attached hereto are two separate consent forms, the first with respect to the Black Hawk and FRI Consents and the second with respect to the Extension of the Cut-Off Period Consents.

E.      Effective Date

        When the Black Hawk and FRI Consents and the Extension of the Cut-Off Period Consents, as the case may be, have been received, the "Second Supplemental Indenture," containing such amendments as are approved by the Holders, the "First Amendment to the Warrant Agreement," if the Cut-Off Period Extension Amendments are approved, and such other amendments to the Senior Notes Documents and the Priority Notes Documents and to any other documents as are required will be executed. Upon the receipt of such documents, the Company will deliver to the Trustee, the Collateral Agent, the Warrant Agent and any other necessary persons any Board resolutions and other documents that may be required under the Indenture, the Note Purchase Agreement and the Warrant Agreement. The effective date of each of the Second Supplemental Indenture and the First Amendment to the Warrant Agreement, if applicable, will be the date each such document is executed by the parties thereto. Promptly after the effective date of the Second Supplemental Indenture and the First Amendment to the Warrant Agreement, the Company will mail the notice required by the Indenture, the Note Purchase Agreement and the Warrant Agreement to the appropriate Holders announcing the effectiveness of the Amendments. Currently, the Company and the Trustee do not intend to issue new forms of Senior Notes, Priority Notes or Warrants after the effective date of the Amendments.


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August 4, 1997
Page 11


F.      Delivery of Consent

        TO INDICATE YOUR CONSENT TO THE AMENDMENTS AND THE WAIVERS APPLICABLE TO YOU, PLEASE SIGN THIS LETTER (OR A COPY HEREOF) IN THE SPACE PROVIDED BELOW AND RETURN TO THE TRUSTEE (WITH A COPY TO THE COMPANY) BY FACSIMILE AND BY OVERNIGHT COURIER AT THE FOLLOWING ADDRESS ON OR BEFORE 5:00 P.M. E.S.T. ON AUGUST 6, 1997:

                     BANK OF NEW YORK WESTERN TRUST COMPANY
                     101 BARCLAY STREET
                     NEW YORK, NEW YORK
                     ATTENTION: CORPORATE TRUST ADMINISTRATION


                     FACSIMILE:   (212) 815-5915

        This consent solicitation statement is being delivered to the registered Holders on the books of the trustee as of the date hereof.


                                       BY ORDER OF THE BOARD OF DIRECTORS




                                       Philip D. Griffith
                                       Chairman of the Board of Directors

                                   CONSENT TO
                       THE BLACK HAWK FINANCING AMENDMENTS
                                     AND TO
                         THE FRI WAIVERS AND AMENDMENTS


        1. The undersigned hereby consents to the Black Hawk Financing Amendments and the FRI Waivers and Amendments described in the foregoing Consent Solicitation Statement dated August 4, 1997 (the "Consent Solicitation") as of the date indicated below.

        2. The Trustee and Collateral Agent are hereby directed by the undersigned to execute and deliver the Second Supplemental Indenture. This direction shall survive the transfer of all or any portion of the Notes.

        3. The undersigned acknowledges that (i) the Company offered to it to make available all financial and other information it desires, (ii) it has received and reviewed such information concerning the financial performance and position of the Company as it deems appropriate, (iii) it has been given access to, and ample opportunity to ask questions of, the Company's management regarding the Black Hawk Financing and the Fitzgeralds Reno Debt Restructuring, each as described in the Consent Solicitation, and the purposes therefor and
(iv) it has fully considered the foregoing consent and, to the extent deemed necessary, consulted its counsel with regard thereto.

        4. The undersigned represents and warrants to the Company and the Trustee that:

                (a) the undersigned owns and is the sole Holder of (or it has full power and authority to act for and bind by the provisions hereof a partnership, fund or account which owns and is the sole Holder of) $__________________________________ principal amount of the Senior
        Notes, represented by certificate number(s) __________ _________________________________________, free and clear of all liens and encumbrances;

                (b) the undersigned owns and is the sole Holder of (or it has full power and authority to act for and bind by the provisions hereof a partnership, fund or account which owns and is the sole Holder of) $______________________________________ principal amount of the Priority
        Notes, represented by certificate number(s) __________ ________________________________________, free and clear of all liens and encumbrances;

                (c) the undersigned has duly executed and delivered this consent and waiver in compliance with all laws and regulations applicable to it and all agreements binding upon it, by an officer or agent thereunto duly authorized (with full power and authority to bind each such fund and account for which it is acting);



Holder: ____________________________________            Date:  August ___, 1997

        By:  _______________________________
        Name:  _____________________________
        Title:  ____________________________

                                   CONSENT TO

                     THE CUT-OFF PERIOD EXTENSION AMENDMENTS

        1. The undersigned hereby consents to the Cut-Off Period Extension Amendments described in the foregoing Consent Solicitation Statement dated August 4, 1997 (the "Consent Solicitation") as of the date indicated below.

        2. The Trustee and Collateral Agent are hereby directed by the undersigned to execute and deliver the Second Supplemental Indenture. This direction shall survive the transfer of all or any portion of the Notes.

        3. The undersigned acknowledges that (i) the Company offered to it to make available all financial and other information it desires, (ii) it has received and reviewed such information concerning the financial performance and position of the Company as it deems appropriate, (iii) it has been given access to, and ample opportunity to ask questions of, the Company's management regarding the Extension of the Cut-Off Period, as described in the Consent Solicitation, and the purposes therefor and (iv) it has fully considered the foregoing consent and, to the extent deemed necessary, consulted its counsel with regard thereto.

        4. The undersigned represents and warrants to the Company and the Trustee that:

                (a) the undersigned owns and is the sole Holder of (or it has full power and authority to act for and bind by the provisions hereof a partnership, fund or account which owns and is the sole Holder of) $__________________________________ principal amount of the Senior
        Notes, represented by certificate number(s) __________ _________________________________________, free and clear of all liens and encumbrances;

                (b) the undersigned owns and is the sole Holder of (or it has full power and authority to act for and bind by the provisions hereof a partnership, fund or account which owns and is the sole Holder of) $______________________________________ principal amount of the Priority
        Notes, represented by certificate number(s) __________ ________________________________________, free and clear of all liens and encumbrances;

                (c) the undersigned owns and is the sole Holder of (or it has full power and authority to act for and bind by the provisions hereof a partnership, fund or account which owns and is the sole Holder of) ____________ Warrants, represented by certificate number(s) __________
        ________________________________________, free and clear of all liens and encumbrances;

                (d) the undersigned has duly executed and delivered this consent and waiver in compliance with all laws and regulations applicable to it and all agreements binding upon it, by an officer or agent thereunto duly authorized (with full power and authority to bind each such fund and account for which it is acting);

Holder: __________________________________               Date:  August ___, 1997
By:  ________________________________
Name:  ______________________________
Title:  _____________________________